Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports First Quarter 2024 Results

•Net income of $8.5 million and diluted earnings per share of $0.81 for the three months ended March 31, 2024 compared to net income of $7.6 million and diluted earnings per share of $0.73 for the three months ended December 31, 2023;
•Excluding the impact of $0.7 million in expenses related to the pending merger of equals transaction with Codorus Valley Bancorp, Inc., net income and diluted earnings per share, respectively, were $9.2 million(1) and $0.88(1) for the first quarter of 2024 compared to net income and diluted earnings per share of $8.6 million(1) and $0.83(1), respectively, excluding the impact of $1.1 million in merger-related expenses recorded for the fourth quarter of 2023;
•As a result of the payoff of a commercial real estate loan which totaled $13.4 million at December 31, 2023, nonaccrual loans decreased to $12.9 million at March 31, 2024 from $25.5 million at December 31, 2023; nonaccrual loans to total loans declined to 0.56% at March 31, 2024 from 1.11% at December 31, 2023;
•Net interest margin, on a tax equivalent basis, was 3.77% in the first quarter of 2024 compared to 3.71% in the fourth quarter of 2023; during the three months ended March 31, 2024, the Bank recognized interest income previously applied to principal of $1.6 million from the loan payoff noted above;
•Return on average equity for the three months ended March 31, 2024 was 12.79% compared to 12.21% for the three months ended December 31, 2023; excluding the aforementioned merger-related expenses in both periods, return on average equity was 13.79%(1) for the three months ended March 31, 2024 compared to 13.77%(1) for the three months ended December 31, 2023;
•Deposit growth was $137.1 million during the first quarter of 2024 compared to $12.4 million during the fourth quarter of 2023;
•Total risk-based capital was 13.4% at March 31, 2024 compared to 13.0% at December 31, 2023;
•Tangible book value per common share(1) improved to $23.47 per share at March 31, 2024 compared to $23.03 per share at December 31, 2023;
•The Board of Directors declared a cash dividend of $0.20 per common share, payable May 14, 2024, to shareholders of record as of May 7, 2024.

SHIPPENSBURG, PA (April 23, 2024) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months March 31, 2024. Net income totaled $8.5 million for the three months ended March 31, 2024, compared to $7.6 million for the three months ended December 31, 2023 and $9.2 million for the three months ended March 31, 2023. Diluted earnings per share totaled $0.81 for the three months ended March 31, 2024, compared to $0.73 for the three months ended December 31, 2023 and $0.87 for the three months ended March 31, 2023. Merger-related expenses totaled $0.7 million and $1.1 million for the three months ended March 31, 2024 and December 31, 2023, respectively. For the first quarter of 2024, excluding the impact from the merger-related expenses, net income and diluted earnings per share were $9.2 million(1) and $0.88(1), respectively. For the fourth quarter of 2023, excluding the impact from the merger-related expenses, net income and diluted earnings per share were $8.6 million(1) and $0.83(1), respectively.

(1) Non-GAAP measure. See Appendix A for additional information.

"We began this year with another solid quarter, highlighted by strong earnings. The successful workout of a large commercial real estate loan that entered non-accrual status at the end of 2022 aided our first quarter performance. Our team remains conscious of the current credit environment as we seek to limit risk while still taking steps to grow prudently. Excluding loan payoff activity that we initiated, we experienced modest loan growth and expect that to continue throughout the year. Orrstown's Wealth Management team is leading the way in generating strong fee income. As in prior years, expenses were higher in the first quarter and, excluding merger-related costs, are expected to normalize in the second quarter. Our liquidity position was bolstered by strong deposit growth, which included successful CD and money market production, as well as seasonal and short-term balances from which we expect some runoff,” commented Thomas R. Quinn, Jr., President and Chief Executive Officer.

DISCUSSION OF RESULTS
Balance Sheet
Loans
Loans held for investment increased by $4.8 million from December 31, 2023 to March 31, 2024. The residential mortgage portfolio increased by $7.9 million in the three months ended March 31, 2024 from continued portfolio production. Commercial loans decreased by $2.3 million from December 31, 2023 to March 31, 2024; however, the balance at March 31, 2024 reflected the payoffs of a commercial real estate loan on nonaccrual status totaling $13.4 million and a special mention commercial loan totaling $7.2 million during the first quarter of 2024.
Loans held-for-sale decreased by $5.3 million to $0.5 million at March 31, 2024 from $5.8 million at December 31, 2023. During the first quarter of 2024, the Bank sold a portfolio of residential mortgage loans that had a book value, which approximated fair value, of $5.1 million at December 31, 2023.
Investment Securities
Investment securities, all of which are classified as available-for-sale, increased by $1.4 million to $514.9 million at March 31, 2024 compared to $513.5 million at December 31, 2023. During the first quarter of 2024, purchases of $21.8 million were partially offset by a call of a non-agency collateralized mortgage obligation ("CMO") totaling $10.0 million, paydowns of $8.1 million and an increase in net unrealized losses on investment securities of $1.8 million. The overall duration of the Company's investment securities portfolio was 4.4 years at March 31, 2024. See Appendix B for a summary of the Bank's investment securities at March 31, 2024, highlighting their concentrations, credit ratings and credit enhancement levels.
Deposits
During the first quarter of 2024, deposits increased by $137.1 million totaling approximately $2.7 billion at March 31, 2024 compared to $2.6 billion at December 31, 2023. In the first quarter of 2024, interest-bearing demand deposits increased by $56.9 million, time deposits increased by $50.4 million and money market deposits increased by $48.7 million. These increases were partially offset by decreases in non-interest bearing deposits of $12.4 million and savings deposits of $6.5 million. The increase in interest-bearing demand deposits reflects some seasonal public funds activity in addition to balances that are believed to be short-term in nature. The increase in time deposits was attributable to promotional offerings of up to 18-month terms. The declines in noninterest-bearing deposits and savings deposits were primarily due to clients shifting to higher-yielding products within the Bank. At March 31, 2024, deposits that are uninsured and not collateralized totaled $413.5 million, or 15%, of total deposits compared to $442.7 million, or 17%, of total deposits at December 31, 2023. The Bank's loan-to-deposit ratio was lowered to 85% at March 31, 2024 compared to 90% at December 31, 2023 due to the increase in deposits during the first quarter of 2024.
Borrowings
The Bank actively manages its liquidity position through its various sources of funding to meet the needs of its clients. FHLB advances and other borrowings decreased by $22.5 million to $115.0 million at March 31, 2024 compared to $137.5 million at December 31, 2023. The Bank repaid overnight borrowings during the first quarter of 2024 based on available liquidity from deposits. The Bank seeks to maintain sufficient liquidity to ensure client needs can be addressed in a timely basis. The Bank had available alternative funding sources, such as FHLB advances and other wholesale options, of approximately $1.0 billion at March 31, 2024.

Income Statement
Net Interest Income and Margin
Net interest income was $26.9 million for the three months ended March 31, 2024 compared to $26.0 million for the three months ended December 31, 2023. The net interest margin, on a tax equivalent basis, increased to 3.77% in the first quarter of 2024 from 3.71% in the fourth quarter of 2023. During the three months ended March 31, 2024, the Bank recognized interest income previously applied to principal of $1.6 million from the payoff of a commercial real estate loan on nonaccrual status, which contributed 21 basis points to net interest margin. The net interest margin was negatively impacted by the increase in funding costs of 27 basis points due primarily to higher interest-bearing deposit balances. Also, the interest rate increased on the subordinated notes, which converted from a fixed rate to a floating rate on December 30, 2023. In addition, the net interest margin was lower by six basis points from excess cash compared to the fourth quarter of 2023.
Interest income on loans, on a tax equivalent basis, increased by $2.3 million to $36.4 million for the three months ended March 31, 2024 compared to $34.1 million for the three months ended December 31, 2023, which was primarily due to the aforementioned interest recovery.
Interest income on investment securities, on a tax equivalent basis, was $5.7 million for the first quarter of 2024 compared to $5.9 million in the fourth quarter of 2023. The decrease in interest income on investment securities was primarily caused by the call of one higher-yielding non-agency CMO of $10.0 million during the three months ended March 31, 2024 as well as accelerated discount accretion in the fourth quarter of 2023.
Interest expense, on a tax equivalent basis, increased by $1.8 million to $15.8 million for the three months ended March 31, 2024 compared to $14.0 million for the three months ended December 31, 2023 due primarily to higher average deposit balances and an increase in rates on deposits and the subordinated notes. Average interest-bearing deposits increased by $55.1 million during the three months ended March 31, 2024 compared to the three months ended December 31, 2023.
Provision for Credit Losses
The Company recorded a provision for credit losses of $0.3 million for the three months ended March 31, 2024 compared to $0.4 million for the three months ended December 31, 2023. The allowance for credit losses ("ACL") on loans increased to $29.2 million at March 31, 2024 from $28.7 million at December 31, 2023. The ACL was impacted primarily by a reduction in prepayment speed assumptions within the quantitative model due to current economic conditions partially offset by an improvement in the gross domestic product forecast. The ACL to total loans was 1.27% at March 31, 2024 compared to 1.25% at December 31, 2023. Net recoveries were less than $0.1 million for both the three months ended March 31, 2024 and December 31, 2023.
Special mention loans decreased by $8.2 million from $24.2 million at December 31, 2023 to $16.0 million at March 31, 2024 primarily due to repayments, including $7.2 million from one commercial client. Classified loans decreased by $6.0 million to $49.0 million at March 31, 2024 from $55.0 million at December 31, 2023. The decrease in classified loans was primarily due to repayments of $15.4 million, including the payoff of one commercial real estate loan totaling $13.4 million, partially offset by downgrades of $9.5 million, including one commercial relationship totaling $6.3 million. Non-accrual loans decreased by $12.6 million to $12.9 million at March 31, 2024 from $25.5 million at December 31, 2023 primarily due to the payoff of one commercial real estate loan totaling $13.4 million. Management believes the ACL to be adequate based on current asset quality metrics and economic conditions.
Management regularly analyzes the commercial real estate portfolio, which includes the review of occupancy, cash flows, expenses and expiring leases, as well as the location of the real estate. At March 31, 2024, the Company had $225.9 million in loans related to office space compared to $236.4 million at December 31, 2023. The weighted average loan-to-value ratio was 56% and the weighted average debt coverage ratio was 1.82x at March 31, 2024. Management believes that the office space portfolio is well-diversified and includes only limited exposure to properties located in major metro markets (approximately 2% of the total commercial real estate loan balance as of March 31, 2024).
Noninterest Income
Noninterest income increased by $0.1 million to $6.6 million in the three months ended March 31, 2024 compared to $6.5 million in the three months ended December 31, 2023.

For the three months ended March 31, 2024, mortgage banking income increased by $0.4 million compared to the fourth quarter of 2023. During the first quarter of 2024, residential mortgage sales totaled $14.7 million, including a portfolio of loans to another financial institution, compared to $3.7 million during the fourth quarter of 2023. Market conditions and elevated interest rates continued to hinder mortgage production.
Wealth management income increased by $0.2 million in the three months ended March 31, 2024 compared to the three months ended December 31, 2023 due to both new client generation and strong market conditions.
During the first quarter of 2024, the Company recorded swap fee income of $0.2 million compared to $0.6 million in the three months ended December 31, 2023. Swap fee income fluctuates based on market conditions and client demand.
Noninterest Expenses
Noninterest expenses increased by $0.1 million to $22.5 million in the three months ended March 31, 2024 from $22.4 million in the three months ended December 31, 2023.
Salaries and benefits expense increased by $1.0 million to $13.8 million for the three months ended March 31, 2024 compared to $12.8 million for the three months ended December 31, 2023. The increase is primarily attributable to an increase in employee benefit costs, including social security and unemployment taxes, which are typically higher at the beginning of the year, and increased incentive compensation associated with the prior year's performance.
Other operating expenses decreased by $0.6 million to $2.0 million during the first quarter of 2024 compared to $2.6 million during the fourth quarter of 2023 due to a decrease of $0.6 million in credit value adjustments on derivatives for the three months ended March 31, 2024 compared to the three months ended December 31, 2023.
For the three months ended March 31, 2024, merger-related expenses totaled $0.7 million, a decrease of $0.4 million, compared to $1.1 million for the three months ended December 31, 2023. The decrease is due to higher due diligence costs and professional fees incurred during the fourth quarter of 2023. The Company expects to incur additional merger-related expenses until the completion of the merger of equals.
Taxes other than income increased by $0.3 million to $0.5 million in the three months ended March 31, 2024 compared to $0.2 million in the three months ended December 31, 2023. The increase reflects the tax credits recognized on charitable contributions during the fourth quarter of 2023.
Income Taxes
The Company's effective tax rate for the first quarter of 2024 was 20.6% compared to 21.2% for the fourth quarter of 2023. The Company's effective tax rate for the three months ended March 31, 2024 is less than the 21% federal statutory rate primarily due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies and tax credits, partially offset by the disallowed portion of interest expense against earnings in association with the Bank's tax-exempt investments under the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") and the impact of nondeductible merger-related costs. The nondeductible merger-related costs increased the effective tax rate by 1.2% for the first quarter of 2024. The effective tax rate for the fourth quarter of 2023 was higher due to an increase in state taxes in addition to the disallowed portion of interest expense against earnings in association with the Bank's tax-exempt investments under the TEFRA. The nondeductible merger-related costs increased the effective tax rate by 1.4% for the fourth quarter of 2023. The Company regularly analyzes its projected taxable income and makes adjustments to the provision for income taxes accordingly.
Capital
Shareholders’ equity totaled $271.7 million at March 31, 2024, an increase of $6.6 million from $265.1 million at December 31, 2023. The increase was primarily attributable to net income of $8.5 million, partially offset by dividends paid of $2.1 million. Other comprehensive losses totaled $0.2 million for the first quarter of 2024, which consisted of after-tax net unrealized losses on investment securities of $1.3 million partially offset by net unrealized gains on cash flow hedges of $1.1 million. The remaining activity is related to share-based compensation.

Tangible book value per share(1) increased to $23.47 per share at March 31, 2024 from $23.03 per share at December 31, 2023 due to the increase in shareholders' equity.
The Company's tangible common equity ratio decreased to 7.9% at March 31, 2024 from 8.0% at December 31, 2023, as total assets increased primarily due to the increase in deposits during the first quarter of 2024. The Company's total risk-based capital ratio was 13.4% at March 31, 2024 compared to 13.0% at December 31, 2023. The increase in the total risk-based capital ratio was partially due to the payoff of a commercial real estate loan on nonaccrual status, which reduced risk weighted assets by $20.0 million. The Company's Tier 1 leverage ratio was 8.9% at both March 31, 2024 and December 31, 2023. At March 31, 2024, all four capital ratios applicable to the Company were above regulatory minimum levels to be deemed “well capitalized” under current bank regulatory guidelines. The Company continues to believe that capital is adequate to support the risks inherent in the balance sheet, as well as growth requirements.
(1) Non-GAAP measure. See Appendix A for additional information.

Investor Relations Contact:
Neelesh Kalani
Executive Vice President, Chief Financial Officer
Phone (717) 510-7097

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2024	2023

Profitability for the period:
Net interest income	$26,881	$26,294
Provision for credit losses	298	729
Noninterest income	6,630	6,078
Noninterest expenses	22,469	20,255
Income before income tax expense	10,744	11,388
Income tax expense	2,213	2,232
Net income available to common shareholders	$8,531	$9,156

Financial ratios:
Return on average assets (1)	1.11%	1.27%
Return on average assets, adjusted (1) (2) (3)	1.19%	1.27%
Return on average equity (1)	12.79%	15.88%
Return on average equity, adjusted (1) (2) (3)	13.79%	15.88%
Net interest margin (1)	3.77%	3.94%
Efficiency ratio	67.0%	62.6%
Efficiency ratio, adjusted (2) (3)	65.0%	62.6%
Income per common share:
Basic	$0.82	$0.88
Basic, adjusted (2) (3)	$0.89	$0.88
Diluted	$0.81	$0.87
Diluted, adjusted (2) (3)	$0.88	$0.87

Average equity to average assets	8.66%	7.97%

(1) Annualized for the three months ended March 31, 2024 and 2023.
(2) Ratio for the three months ended March 31, 2024 has been adjusted for merger-related costs.
(3) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	March 31,	December 31,
(Dollars in thousands, except per share amounts)	2024	2023
At period-end:
Total assets	$3,183,331	$3,064,240
Total deposits	2,695,951	2,558,814
Loans, net of allowance for credit losses	2,273,908	2,269,611
Loans held-for-sale, at fair value	535	5,816
Securities available for sale, at fair value	514,909	513,519
Borrowings	127,099	147,285
Subordinated notes	32,111	32,093
Shareholders' equity	271,682	265,056

Credit quality and capital ratios (1):
Allowance for credit losses to total loans	1.27%	1.25%
Total nonaccrual loans to total loans	0.56%	1.11%
Nonperforming assets to total assets	0.40%	0.83%
Allowance for credit losses to nonaccrual loans	226%	112%
Total risk-based capital:
Orrstown Financial Services, Inc.	13.4%	13.0%
Orrstown Bank	13.1%	12.8%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	11.2%	10.8%
Orrstown Bank	11.9%	11.6%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	11.2%	10.8%
Orrstown Bank	11.9%	11.6%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	9.0%	8.9%
Orrstown Bank	9.6%	9.5%

Book value per common share	$25.38	$24.98

(1) Capital ratios are estimated, subject to regulatory filings. The Company elected the three-year phase in option for the day-one impact of ASU 2016-13 for current expected credit losses ("CECL") to regulatory capital. Beginning in 2023, the Company adjusted retained earnings, allowance for credit losses includable in tier 2 capital and the deferred tax assets from temporary differences in risk weighted assets by the permitted percentage of the day-one impact from adopting the CECL standard.

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	March 31, 2024	December 31, 2023
Assets
Cash and due from banks	$23,552	$32,586
Interest-bearing deposits with banks	159,170	32,575
Cash and cash equivalents	182,722	65,161
Restricted investments in bank stocks	11,453	11,992
Securities available for sale (amortized cost of $552,155 and $549,089 at March 31, 2024 and December 31, 2023, respectively)	514,909	513,519
Loans held for sale, at fair value	535	5,816
Loans	2,303,073	2,298,313
Less: Allowance for credit losses	(29,165)	(28,702)
Net loans	2,273,908	2,269,611
Premises and equipment, net	28,952	29,393
Cash surrender value of life insurance	73,656	73,204
Goodwill	18,724	18,724
Other intangible assets, net	2,189	2,414
Accrued interest receivable	13,496	13,630
Deferred tax assets, net	21,181	22,017
Other assets	41,606	38,759
Total assets	$3,183,331	$3,064,240
Liabilities
Deposits:
Noninterest-bearing	$418,512	$430,959
Interest-bearing	2,277,439	2,127,855
Total deposits	2,695,951	2,558,814
Securities sold under agreements to repurchase and federal funds purchased	12,099	9,785
FHLB advances and other borrowings	115,000	137,500
Subordinated notes	32,111	32,093
Accrued interest and other liabilities	56,488	60,992
Total liabilities	2,911,649	2,799,184
Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share; 50,000,000 shares authorized; 11,203,221 shares issued and 10,705,077 outstanding at March 31, 2024; 11,204,599 shares issued and 10,612,390 outstanding at December 31, 2023	583	583
Additional paid—in capital	187,267	189,027
Retained earnings	124,075	117,667
Accumulated other comprehensive losses	(28,668)	(28,476)
Treasury stock— 498,144 and 592,209 shares, at cost at March 31, 2024 and December 31, 2023, respectively	(11,575)	(13,745)
Total shareholders’ equity	271,682	265,056
Total liabilities and shareholders’ equity	$3,183,331	$3,064,240

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended
	March 31,	March 31,
(In thousands)	2024	2023
Interest income
Loans	$36,233	$28,744
Investment securities - taxable	4,584	4,370
Investment securities - tax-exempt	877	865
Short-term investments	956	298
Total interest income	42,650	34,277
Interest expense
Deposits	13,516	6,202
Securities sold under agreements to repurchase and federal funds purchased	25	25
FHLB advances and other borrowings	1,474	1,252
Subordinated notes	754	504
Total interest expense	15,769	7,983
Net interest income	26,881	26,294
Provision for credit losses	298	729
Net interest income after provision for credit losses	26,583	25,565
Noninterest income
Service charges	1,200	1,157
Interchange income	911	965
Swap fee income	199	—
Wealth management income	3,102	2,747
Mortgage banking activities	458	478
Investment securities losses	(5)	(8)
Other income	765	739
Total noninterest income	6,630	6,078
Noninterest expenses
Salaries and employee benefits	13,752	12,196
Occupancy, furniture and equipment	2,639	2,333
Data processing	1,265	1,217
Advertising and bank promotions	398	405
FDIC insurance	441	504
Professional services	631	734
Taxes other than income	494	457
Intangible asset amortization	225	250
Merger-related expenses	672	—
Other operating expenses	1,952	2,159
Total noninterest expenses	22,469	20,255
Income before income tax expense	10,744	11,388
Income tax expense	2,213	2,232
Net income	$8,531	$9,156
continued

	Three Months Ended
	March 31,	March 31,
	2024	2023
Share information:
Basic earnings per share	$0.82	$0.88
Diluted earnings per share	$0.81	$0.87
Dividends paid per share	$0.20	$0.20
Weighted average shares - basic	10,349	10,385
Weighted average shares - diluted	10,482	10,496

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	3/31/2024			12/31/2023			9/30/2023			6/30/2023			3/31/2023
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$74,523	$956	5.16%	$37,873	$460	4.82%	$57,778	$633	4.35%	$37,895	$418	4.42%	$29,599	$298	4.07%
Investment securities (1)(2)	519,851	5,694	4.39	508,891	5,890	4.63	521,234	5,548	4.26	526,225	5,510	4.19	525,685	5,465	4.18
Loans (1)(3)(4)(5)	2,308,103	36,382	6.34	2,286,678	34,055	5.91	2,256,727	32,878	5.78	2,233,312	31,329	5.63	2,180,224	28,844	5.36
Total interest-earning assets	2,902,477	43,032	5.96	2,833,442	40,405	5.67	2,835,739	39,059	5.47	2,797,432	37,257	5.34	2,735,508	34,607	5.12
Other assets	196,295			204,382			200,447			191,983			197,620
Total assets	$3,098,772			$3,037,824			$3,036,186			$2,989,415			$2,933,128
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,570,622	9,192	2.35	$1,543,575	8,333	2.14	$1,541,728	7,476	1.92	$1,511,468	6,273	1.66	$1,503,421	4,862	1.31
Savings deposits	170,005	144	0.34	178,351	153	0.34	190,817	164	0.34	204,584	135	0.26	219,408	133	0.25
Time deposits	428,443	4,180	3.92	392,085	3,632	3.67	357,194	2,942	3.27	326,034	2,200	2.71	275,880	1,207	1.78
Total interest-bearing deposits	2,169,070	13,516	2.51	2,114,011	12,118	2.27	2,089,739	10,582	2.01	2,042,086	8,608	1.69	1,998,709	6,202	1.26
Securities sold under agreements to repurchase and federal funds purchased	12,010	25	0.85	13,874	30	0.85	15,006	31	0.83	13,685	28	0.82	13,868	25	0.72
FHLB advances and other borrowings	137,505	1,474	4.31	127,843	1,358	4.21	128,131	1,354	4.19	132,094	1,386	4.21	106,434	1,252	4.77
Subordinated notes	32,100	754	9.45	32,083	504	6.29	32,066	505	6.29	32,049	504	6.29	32,033	504	6.29
Total interest-bearing liabilities	2,350,685	15,769	2.70	2,287,811	14,010	2.43	2,264,942	12,472	2.19	2,219,914	10,526	1.90	2,151,044	7,983	1.50
Noninterest-bearing demand deposits	417,469			441,695			468,628			476,123			495,562
Other liabilities	62,329			59,876			54,353			50,851			52,630
Total liabilities	2,830,483			2,789,382			2,787,923			2,746,888			2,699,236
Shareholders' equity	268,289			248,442			248,263			242,527			233,892
Total	$3,098,772			$3,037,824			$3,036,186			$2,989,415			$2,933,128
Taxable-equivalent net interest income / net interest spread		27,263	3.26%		26,395	3.24%		26,587	3.29%		26,731	3.44%		26,624	3.62%
Taxable-equivalent net interest margin			3.77%			3.71%			3.73%			3.83%			3.94%
Taxable-equivalent adjustment		(382)			(377)			(368)			(356)			(330)
Net interest income		$26,881			$26,018			$26,219			$26,375			$26,294
Ratio of average interest-earning assets to average interest-bearing liabilities			123%			124%			125%			126%			127%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balance of investment securities is computed at fair value.
(3) Average balances include nonaccrual loans.
(4) Interest income on loans includes prepayment and late fees, where applicable.
(5) Interest income on loans includes interest recovered of $1.6 million from the payoff of a commercial real estate loan on nonaccrual status in the three months ended March 31, 2024.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Profitability for the quarter:
Net interest income	$26,881	$26,018	$26,219	$26,375	$26,294
Provision for credit losses	298	418	136	399	729
Noninterest income	6,630	6,491	5,925	7,158	6,078
Noninterest expenses	22,469	22,392	20,447	20,749	20,255
Income before income taxes	10,744	9,699	11,561	12,385	11,388
Income tax expense	2,213	2,056	2,535	2,547	2,232
Net income	$8,531	$7,643	$9,026	$9,838	$9,156

Financial ratios:
Return on average assets (1)	1.11%	1.00%	1.18%	1.32%	1.27%
Return on average assets, adjusted (1)(2)(3)	1.19%	1.13%	1.18%	1.32%	1.27%
Return on average equity (1)	12.79%	12.21%	14.42%	16.27%	15.88%
Return on average equity, adjusted (1)(2)(3)	13.79%	13.77%	14.42%	16.27%	15.88%
Net interest margin (1)	3.77%	3.71%	3.73%	3.83%	3.94%
Efficiency ratio	67.0%	68.9%	63.6%	61.9%	62.6%
Efficiency ratio, adjusted (2)(3)	65.0%	65.6%	63.6%	61.9%	62.6%

Per share information:
Income per common share:
Basic	$0.82	$0.74	$0.87	$0.95	$0.88
Basic, adjusted (2)(3)	0.89	0.84	0.87	0.95	0.88
Diluted	0.81	0.73	0.87	0.94	0.87
Diluted, adjusted (2)(3)	0.88	0.83	0.87	0.94	0.87
Book value	25.38	24.98	22.90	23.15	22.46
Tangible book value	23.47	23.03	20.94	21.19	20.50
Cash dividends paid	0.20	0.20	0.20	0.20	0.20

Average basic shares	10,349	10,321	10,319	10,336	10,385
Average diluted shares	10,482	10,419	10,405	10,421	10,496
(1) Annualized.
(2) Ratio has been adjusted for the merger-related costs for the three months ended March 31, 2024 and December 31, 2023.
(3) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
(In thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Noninterest income:
Service charges	$1,200	$1,198	$1,260	$1,251	$1,157
Interchange income	911	952	963	993	965
Swap fee income	199	588	255	196	—
Wealth management income	3,102	2,945	2,826	2,822	2,747
Mortgage banking activities	458	143	(142)	112	478
Other income	765	704	761	1,786	739
Investment securities (losses) gains	(5)	(39)	2	(2)	(8)
Total noninterest income	$6,630	$6,491	$5,925	$7,158	$6,078

Noninterest expenses:
Salaries and employee benefits	$13,752	$12,848	$12,885	$13,054	$12,196
Occupancy, furniture and equipment	2,639	2,534	2,460	2,266	2,333
Data processing	1,265	1,247	1,248	1,201	1,217
Advertising and bank promotions	398	501	332	919	405
FDIC insurance	441	460	477	519	504
Professional services	631	702	965	504	734
Taxes other than income	494	203	387	3	457
Intangible asset amortization	225	236	228	239	250
Merger-related expenses	672	1,059	—	—	—
Other operating expenses	1,952	2,602	1,465	2,044	2,159
Total noninterest expenses	$22,469	$22,392	$20,447	$20,749	$20,255

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
(In thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Balance Sheet at quarter end:
Cash and cash equivalents	$182,722	$65,161	$94,939	$76,318	$98,323
Restricted investments in bank stocks	11,453	11,992	12,987	12,602	12,869
Securities available for sale	514,909	513,519	495,162	508,612	520,232
Loans held for sale, at fair value	535	5,816	6,448	6,450	7,341
Loans:
Commercial real estate:
Owner occupied	364,280	373,757	376,350	366,439	339,371
Non-owner occupied	707,871	694,638	630,514	626,140	603,396
Multi-family	147,773	150,675	143,437	145,257	144,053
Non-owner occupied residential	91,858	95,040	100,391	105,504	106,390
Commercial and industrial	365,524	367,085	374,190	379,905	380,683
Acquisition and development:
1-4 family residential construction	22,277	24,516	25,642	20,461	20,941
Commercial and land development	118,010	115,249	153,279	143,177	174,556
Municipal	10,925	9,812	10,334	10,638	11,329
Total commercial loans	1,828,518	1,830,772	1,814,137	1,797,521	1,780,719
Residential mortgage:
First lien	270,748	266,239	248,335	235,813	227,031
Home equity – term	4,966	5,078	5,223	5,228	5,371
Home equity – lines of credit	189,966	186,450	188,736	185,099	183,340
Installment and other loans	8,875	9,774	10,405	10,756	11,040
Total loans	2,303,073	2,298,313	2,266,836	2,234,417	2,207,501
Allowance for credit losses	(29,165)	(28,702)	(28,278)	(28,383)	(28,364)
Net loans held-for-investment	2,273,908	2,269,611	2,238,558	2,206,034	2,179,137
Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets, net	2,189	2,414	2,650	2,589	2,828
Total assets	3,183,331	3,064,240	3,054,435	3,008,197	3,011,548
Total deposits	2,695,951	2,558,814	2,546,435	2,522,861	2,515,626
Borrowings	127,099	147,285	175,241	152,229	176,315
Subordinated notes	32,111	32,093	32,076	32,059	32,042
Total shareholders' equity	271,682	265,056	243,080	245,641	240,161

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Capital and credit quality measures(1):
Total risk-based capital:
Orrstown Financial Services, Inc	13.4%	13.0%	13.0%	13.0%	12.8%
Orrstown Bank	13.1%	12.8%	12.5%	12.5%	12.4%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	11.2%	10.8%	10.6%	10.5%	10.4%
Orrstown Bank	11.9%	11.6%	11.4%	11.4%	11.2%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	11.2%	10.8%	10.6%	10.5%	10.4%
Orrstown Bank	11.9%	11.6%	11.4%	11.4%	11.2%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	9.0%	8.9%	8.7%	8.6%	8.5%
Orrstown Bank	9.6%	9.5%	9.3%	9.3%	9.2%

Average equity to average assets	8.66%	8.18%	8.18%	8.11%	7.97%
Allowance for credit losses to total loans	1.27%	1.25%	1.25%	1.27%	1.28%
Total nonaccrual loans to total loans	0.56%	1.11%	0.98%	0.94%	0.96%
Nonperforming assets to total assets	0.40%	0.83%	0.73%	0.70%	0.71%
Allowance for credit losses to nonaccrual loans	226%	112%	127%	135%	134%

Other information:
Net (recoveries) charge-offs	$(42)	$(6)	$241	$380	$(34)
Classified loans	48,997	55,030	33,593	26,347	34,024
Nonperforming and other risk assets:
Nonaccrual loans	12,886	25,527	22,324	21,062	21,246
Other real estate owned	—	—	—	—	85
Total nonperforming assets	12,886	25,527	22,324	21,062	21,331
Financial difficulty modifications still accruing	—	9	—	—	—
Loans past due 90 days or more and still accruing	99	66	277	539	28
Total nonperforming and other risk assets	$12,985	$25,602	$22,601	$21,601	$21,359
(1) Capital ratios are estimated, subject to regulatory filings. The Company elected the three-year phase in option for the day-one impact of ASU 2016-13 for current expected credit losses ("CECL") to regulatory capital. Beginning in 2023, the Company adjusted retained earnings, allowance for credit losses includable in tier 2 capital and the deferred tax assets from temporary differences in risk weighted assets by the permitted percentage of the day-one impact from adopting the new CECL standard.

Appendix A- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
Management believes providing certain other “non-GAAP” financial information will assist investors in their understanding of the effect on recent financial results from non-recurring charges.
As a result of acquisitions, the Company has intangible assets consisting of goodwill, core deposit and other intangible assets, which totaled $20.9 million and $21.1 million at March 31, 2024 and December 31, 2023, respectively. In addition, during the three ended March 31, 2024 and December 31, 2023, the Company incurred $0.7 million and $1.1 million in merger-related expenses, respectively.
Tangible book value per common share and the impact of the merger-related expenses on net income and associated ratios, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.
The following tables present the computation of each non-GAAP based measure:
(dollars and shares in thousands)

Tangible Book Value per Common Share	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Shareholders' equity (most directly comparable GAAP-based measure)	$271,682	$265,056	$243,080	$245,641	$240,161
Less: Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets	2,189	2,414	2,650	2,589	2,828
Related tax effect	(460)	(507)	(557)	(544)	(594)
Tangible common equity (non-GAAP)	$251,229	$244,425	$222,263	$224,872	$219,203

Common shares outstanding	10,705	10,612	10,613	10,611	10,692

Book value per share (most directly comparable GAAP-based measure)	$25.38	$24.98	$22.90	$23.15	$22.46
Intangible assets per share	1.91	1.95	1.96	1.96	1.96
Tangible book value per share (non-GAAP)	$23.47	$23.03	$20.94	$21.19	$20.50

(dollars and shares in thousands)	Three Months Ended
Adjusted Ratios for Merger-Related Expenses	March 31, 2024	December 31, 2023	March 31, 2023
Net income (A) - most directly comparable GAAP-based measure	$8,531	$7,643	$9,156
Plus: Merger-related expenses (B)	672	1,059	—
Less: Related tax effect (C)	(1)	(79)	—
Adjusted net income (D=A+B-C) - Non-GAAP	$9,202	$8,623	$9,156

Average assets (E)	$3,098,772	$3,037,824	$2,933,128
Return on average assets (= A / E) - most directly comparable GAAP-based measure (1)	1.11%	1.00%	1.27%
Return on average assets, adjusted (= D / E) - Non-GAAP (1)	1.19%	1.13%	1.27%

Average equity (F)	$268,289	$248,442	$233,892
Return on average equity (= A / F) - most directly comparable GAAP-based measure (1)	12.79%	12.21%	15.88%
Return on average equity, adjusted (= D / F) - Non-GAAP (1)	13.79%	13.77%	15.88%

Weighted average shares - basic (G) - most directly comparable GAAP-based measure	10,349	10,321	10,385
Basic earnings per share (= A / G) - most directly comparable GAAP-based measure	$0.82	$0.74	$0.88
Basic earnings per share, adjusted (= D / G) - Non-GAAP	$0.89	$0.84	$0.88

Weighted average shares - diluted (H) - most directly comparable GAAP-based measure	10,482	10,419	10,496
Diluted earnings per share (= A / H) - most directly comparable GAAP-based measure	$0.81	$0.73	$0.87
Diluted earnings per share, adjusted (= D / H) - Non-GAAP	$0.88	$0.83	$0.87

Noninterest expense (I) - most directly comparable GAAP-based measure	$22,469	$22,392	$20,255
Less: Merger-related expenses (B)	(672)	(1,059)	—
Adjusted noninterest expense (J = I - B) - Non-GAAP	$21,797	$21,333	$20,255
continued
(1) Annualized

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net interest income (K)	$26,881	$26,018	$26,294
Noninterest income (L)	6,630	6,491	6,078
Total operating income (M = K + L)	$33,511	$32,509	$32,372

Efficiency ratio (= I / M) - most directly comparable GAAP-based measure	67.0%	68.9%	62.6%
Efficiency ratio, adjusted (= J / M) - Non-GAAP	65.0%	65.6%	62.6%

Appendix B- Investment Portfolio Concentrations
The following table summarizes the credit ratings and collateral associated with the Company's investment security portfolio, excluding equity securities, at March 31, 2024:
(dollars in thousands)

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral / Guarantee Type
Unsecured ABS	1%	$3,512	$3,200	27%	—%	—%	—%	—%	100%	Unsecured Consumer Debt
Student Loan ABS	1	5,043	4,939	27	—	—	—	—	100	Seasoned Student Loans
Federal Family Education Loan ABS	17	94,553	93,677	9	7	80	—	13	—	Federal Family Education Loan (1)
PACE Loan ABS	—	2,277	1,973	6	100	—	—	—	—	PACE Loans (2)
Non-Agency CMBS	3	17,208	17,247	29	—	—	—	—	100
Non-Agency RMBS	3	17,539	14,314	20	100	—	—	—	—	Reverse Mortgages (3)
Municipal - General Obligation	18	102,033	93,384		10	83	7	—	—
Municipal - Revenue	22	119,088	107,483		—	82	12	—	6
SBA ReRemic (5)	1	3,293	3,260		—	100	—	—	—	SBA Guarantee (4)
Small Business Administration	1	7,786	8,243		—	100	—	—	—	SBA Guarantee (4)
Agency MBS	29	159,649	149,400		—	100	—	—	—	Residential Mortgages (4)
U.S. Treasury securities	4	20,054	17,669		—	100	—	—	—	U.S. Government Guarantee (4)
	100%	$552,035	$514,789		7%	81%	4%	2%	6%

(1) 97% guaranteed by U.S. government
(2) PACE acronym represents Property Assessed Clean Energy loans
(3) Non-agency reverse mortgages with current structural credit enhancements
(4) Guaranteed by U.S. government or U.S. government agencies
(5) SBA ReRemic acronym represents Re-Securitization of Real Estate Mortgage Investment Conduits

Note: Ratings in table are the lowest of the six rating agencies (Standard & Poor's, Moody's, Fitch, Morningstar, DBRS and Kroll Bond Rating Agency). Standard & Poor's rates U.S. government obligations at AA+.

About the Company
With $3.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. The Company's lending area also includes adjacent counties in Pennsylvania and Maryland, as well as Loudon County, Virginia and Berkeley, Jefferson and Morgan Counties, West Virginia. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates, predictions or projections about events or the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will achieve the desired level of new business development and new loans, growth in the balance sheet and fee-based revenue lines of business, successful merger and acquisition activity and cost savings initiatives and continued reductions in risk assets or mitigation of losses in the future. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: general economic conditions (including inflation and concerns about liquidity) on a national basis or in the local markets in which the Company operates; ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; changes in interest rates; failure to complete the merger with Codorus Valley Bancorp, Inc. or unexpected delays related to the merger or either party's inability to satisfy closing conditions required to complete the merger; certain restrictions during the pendency of the proposed transactions with Codorus Valley Bancorp, Inc. that may impact the parties' abilities to pursue certain business opportunities or strategic transactions; the diversion of management's attention from ongoing business operations and opportunities; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; changes in consumer behavior due to changing political, business and economic conditions, or legislative or regulatory initiatives; changes in laws and regulations; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; the demand for our products and services; deteriorating economic conditions; geopolitical tensions; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics; expenses associated with litigation and legal proceedings; and other risks and uncertainties, including those detailed in our Annual Report on Form 10-K for the year ended December 31, 2023 under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent filings made with the Securities and Exchange Commission.
The foregoing list of factors is not exhaustive. If one or more events related to these or other risks or uncertainties materializes, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company disclaims any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change. Annualized, pro forma, projected and estimated numbers in this document are used for illustrative purposes only and are not forecasts and may not reflect actual results.

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